Exhibit 10.3
Amendment To
Letter Agreement
     WHEREAS, Northrop Grumman Corporation (the “Company”) entered into a letter agreement with James F. Palmer regarding certain terms of his employment with the Company dated February 1, 2007 (the “Agreement”);
     WHEREAS, the parties desire to amend the Agreement to address the impact of section 409A of the Internal Revenue Code (“Code”);
     NOW, THEREFORE, effective January 1, 2008, the parties hereby agree as follows:
1.	Section 5 is amended by adding the following sentence to the end of the section:

Notwithstanding the foregoing, the provision of these benefits will be in accordance with the terms of the Northrop Grumman Corporation Supplemental Retirement Replacement Plan, as amended effective January 1, 2008.

2.	Section 9 is amended by adding the following sentence to the end of the section:

Benefits provided under this Section shall be administered consistent with the following requirements as set forth in Treas. Reg. § 1.409A-3(i)(1)(iv): (1) your eligibility for benefits in one year will not affect your eligibility for benefits in any other year; (2) any reimbursement of eligible expenses will be made on or before the last day of the year following the year in which the expense was incurred; and (3) your right to benefits is not subject to liquidation or exchange for another benefit.

3.	Section 10 is amended by adding the following sentence to the end of the section:

Any benefits you become entitled to under this Section will be paid in accordance with terms of the VP Severance Plan.
4.	Section 11 is amended:
(a)	by adding the following sentence to the end of the section: All benefits provided under this Section will be paid to you by March 15, 2008.

(b)	by reaffirming and restating Section 11 respecting reasonable professional fees incurred in connection with this Amendment and related plans and agreements, which benefits shall not exceed $10,000 and shall be provided not later than March 15, 2009.

5.	Section 13 is amended in its entirety to read as follows:

Signing Bonus

Effective with your Date of Hire, the Company agreed to provide you with a cash signing bonus in the total amount of $700,000, to be paid in three equal installments. The first installment was paid prior to the effective date hereof; the second installment is payable on the first anniversary of your Date of Hire; and the third installment on the second anniversary of your Date of Hire. Except as provided for in the next sentence, your entitlement to each installment of the signing bonus is contingent on your continued employment with the Company through the installment payment date. However, in the event of your death, your Disability or Qualifying Termination (as these two terms are defined in the VP Severance Plan) prior to payment of the full signing bonus, the remaining installments will be paid in cash to you in a single lump sum within 30 days following such separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation 1.409A-1(h)); provided, if you are a “Key Employee” as defined in the Northrop Grumman Corporation Supplemental Retirement Replacement Plan on the date of your separation from service, the lump sum payment shall be made the first day of the seventh month following your separation from service (or, if earlier, the first day of the month after your death after such separation from service).

6.	Section 14 is amended by adding the following sentence to the end of the section:

Notwithstanding the foregoing, the provision of these benefits will be in accordance with the terms of the Northrop Grumman Corporation Supplemental Retirement Replacement Plan, as amended effective January 1, 2008.
          IN WITNESS WHEREOF, the parties have caused these presents to be duly executed as of the dates indicated below.

JAMES F. PALMER

Dated:	December 17, 2008	/s/ James F. Palmer

NORTHROP GRUMMAN CORPORATION

Dated:	December 17, 2008	By:	/s/ Ian V. Ziskin
Ian V. Ziskin
Corporate Vice President, Chief Human Resources and Administrative Officer